Exhibit 23.5

Consent of Independent Auditor

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of SeaChange International, Inc. of our report dated February 10, 2022, with respect to the consolidated financial statements of Truverse, Inc. as of and for the years ended December 31, 2020 and 2019 and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Tysons, Virginia

May 9, 2022